Exhibit (a)(9)

LAZARD RETIREMENT SERIES, INC.

ARTICLES SUPPLEMENTARY

                         LAZARD RETIREMENT SERIES, INC., a Maryland corporation having its principal office in the State of Maryland at 300 East Lombard Street, Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                         FIRST: The fifty million (50,000,000) authorized but unissued shares of Common Stock of the Corporation classified as Service Shares of Lazard Retirement U.S. Strategic Equity Portfolio are reclassified as Service Shares of Lazard Retirement Equity Portfolio, and the fifty million (50,000,000) authorized but unissued shares of Common Stock of the Corporation classified as Investor Shares of Lazard Retirement U.S. Strategic Equity Portfolio are reclassified as Investor Shares of Lazard Retirement Equity Portfolio (the “Portfolio”).

                         SECOND: The shares of Common Stock of the Portfolio shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation’s Articles of Incorporation and shall be subject to all provisions of the Corporation’s Charter relating to stock of the Corporation generally and to Service Shares and Investor Shares of the Portfolio.

                         THIRD: The Board of Directors of the Corporation has reclassified the unissued shares referred to above pursuant to authority provided in the Corporation’s Charter.

                         FOURTH: These Articles Supplementary do not increase the total number of authorized shares of the Corporation or the aggregate par value thereof.

                         FIFTH: These Articles Supplementary shall become effective at 9:00 a.m. on _______________, 2007.

The undersigned Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts with respect to authorization and approval set forth in these Articles Supplementary are true in all material respects and that this statement is made under penalties of perjury.

                         IN WITNESS WHEREOF, Lazard Retirement Series, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary as of _______________, 2007.

LAZARD RETIREMENT SERIES, INC.

By:
Nathan A. Paul
Vice President

Witness:

David A. Kurzweil
Assistant Secretary